EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES SUBMISSION OF NEW DRUG APPLICATION

SEEKING APPROVAL FOR SANCTURA XR TO TREAT

OVERACTIVE BLADDER

LEXINGTON, MA, October 12, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking approval for SANCTURA XR™ to treat patients with overactive bladder. SANCTURA XR is the once-daily formulation of SANCTURA® (trospium chloride), which is currently marketed for overactive bladder.

The NDA submission follows the June and July 2006 announcements of positive results from two Phase III trials conducted for SANCTURA XR in overactive bladder. Both trials met their primary endpoints and key secondary endpoints. In addition, the Company believes that SANCTURA XR has set a new tolerability benchmark for oral drugs in the treatment of overactive bladder with an overall dry mouth incidence of 10.7% in the Phase III trials.

“The filing of the SANCTURA XR NDA is a very important milestone for the Company. We believe that the overall efficacy and landmark tolerability of SANCTURA XR will enable us to strongly position SANCTURA XR in the overactive bladder market,” said Glenn L. Cooper, M.D., president, chief executive officer and chairman of Indevus. “SANCTURA XR retains the unique attributes of SANCTURA, including a low incidence of CNS side effects, lack of metabolic drug-drug interactions and a rapid onset of action, while providing once-a-day convenience and a low incidence of dry mouth, the most common side effect in OAB drugs. We are confident that the features of SANCTURA XR will significantly improve the treatment options for patients with overactive bladder. We want to acknowledge our formulation partner, Supernus Pharmaceuticals, for the outstanding sustained-release technology which underlies the favorable profile of SANCTURA XR.”

The NDA includes the results of the Company’s Phase III clinical program as well as the results of additional Phase I and Phase II studies. The previous NDA for SANCTURA is also referenced for supportive data.

In addition to this clinical database, over 700,000 prescriptions for SANCTURA have been written since the launch of the product in August 2004. Indevus co-promotes SANCTURA with its partner, Esprit Pharma, which will also market SANCTURA XR upon approval in the United States. Indevus licensed trospium chloride from Madaus GmbH, which markets the product for overactive bladder in multiple countries outside the United States.

Phase III Clinical Program

As reported earlier, the Company announced the results of its Phase III clinical program with SANCTURA XR, the design and findings of which follow below.

Study design

Both trials in the Phase III clinical program were randomized, double-blind, placebo-controlled trials comparing the reduction in the frequency of urination and the reduction in urge urinary incontinence episodes among drug-treated patients versus placebo patients. The 12-week trials measured the effects of SANCTURA XR 60 mg versus placebo, once-daily, on symptoms of OAB. The trials included a total of 1,165 patients, 578 treated with SANCTURA XR and 587 treated with placebo, at 117 clinical sites in the United States.

Patient entry criteria included urinary frequency of 10 or more toilet voids per day, symptoms of OAB (including urgency) lasting at least six months, and an average of one or more incontinence episodes per day. Patients were excluded if the major reason for their urinary frequency or urine loss was stress incontinence. The average age and gender of patients were similar for both the SANCTURA XR and placebo groups, with an overall average age of 60 years and 85 percent women. Approximately 80 percent of these patients are participating in an ongoing nine-month open label extension of the studies.

Study findings

Patients treated with SANCTURA XR experienced statistically significant (p<0.0001) improvement in number of toilet voids per day at the end of the 12-week trial, compared to patients on placebo. At Week 12, SANCTURA XR patients had 2.7 fewer toilet voids per day compared to baseline, and placebo patients had 1.9 fewer toilet voids per day compared to baseline.

SANCTURA XR patients also experienced statistically significant (p<0.0001) improvement in number of urge urinary incontinence events per day at the end of the 12-week trial, compared to placebo patients. At Week 12, SANCTURA XR patients had an 80 percent median reduction in the number of incontinence episodes per day, compared to 56 percent in the placebo-treated patients.

The improvement in volume voided per void for SANCTURA XR patients was statistically significant at Week 12 (p<0.0001), with an increase of 31 milliliters (mL) at Week 12, compared to an increase of 18 mL in placebo patients. Treatment with SANCTURA XR also led to a statistically significant improvement (decrease) in average urgency severity at Week 12, another key symptom of OAB (p<0.0001). These findings are consistent with the expected pharmacodynamic effects of SANCTURA XR and the increase of maximum bladder capacity caused by anticholinergic relaxation of the detrusor muscle.

In both Phase III trials, SANCTURA XR had a rapid onset of action and achieved a significant difference from placebo as early as Week 1 of therapy for key efficacy endpoints.

SANCTURA XR was well tolerated as evidenced by its adverse event profile that included the most common adverse events associated with the antimuscarinic class of drugs, dry mouth and constipation. The incidence of dry mouth observed in SANCTURA XR patients was 10.7 percent, compared to 3.7 percent with placebo. These incidence rates are lower than those that have been reported in SANCTURA patients (20.1 percent for SANCTURA vs. 5.8 percent for placebo). The incidence of constipation was reported in 8.5 percent of SANCTURA XR patients compared to 1.5 percent with placebo.

About SANCTURA and SANCTURA XR

SANCTURA and SANCTURA XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company currently co-promotes SANCTURA® for overactive bladder and markets DELATESTRYL® to treat male hypogonadism and currently has six compounds in clinical development. The compounds in clinical development include SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.